CAMPBELL GLOBAL TREND FUND, L.P.

SUPPLEMENT DATED NOVEMBER 20, 2012 TO THE

PROSPECTUS AND DISCLOSURE DOCUMENT DATED OCTOBER 5, 2012

This Supplement updates certain information contained in the Prospectus and Disclosure Document dated October 5, 2012, as supplemented from time-to-time (the “Prospectus”) of the Campbell Global Trend Fund, L.P. (the “Fund”). All capitalized terms used in this Supplement have the same meaning as in the Disclosure Document.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Disclosure Document.

1.	Effective as of October 31, 2012:
a.	Stephen C. Roussin has retired from his position as President and Chief Executive Officer of Campbell & Company, Inc. and its affiliates. As such, the biography of Stephen C. Roussin as set forth on page 24 in the Disclosure Document is hereby deleted in its entirety.
b.	Bruce L. Cleland has retired from his position as Vice Chairman of the Board of Directors of Campbell & Company, Inc. As such, the biography of Bruce L. Cleland as set forth on page 23 in the Disclosure Document is hereby deleted in its entirety.

2.	Effective November 1, 2012:
a.	G. William Andrews has been appointed Chief Executive Officer of Campbell & Company, Inc. and Campbell & Company Investment Adviser LLC. Mr. Andrews also serves as a member of the Board of Directors of Campbell & Company, Inc.
b.	Michael S. Harris has been appointed President of Campbell & Company, Inc. and Campbell & Company Investment Adviser LLC. Mr. Harris also serves as a member of the Board of Directors of Campbell & Company, Inc.
c.	Dr. Xiaohua Hu has been appointed Director of Research of Campbell & Company, Inc and Campbell & Company Investment Adviser LLC.
d.	Thomas P. Lloyd has been appointed to the Board of Directors of Campbell & Company, Inc.
e.	Robert W. McBride has been appointed Director - Software Development and Research Operations of Campbell & Company Investment Adviser LLC.
f.	Steven A. Schneider has been appointed to the Board of Directors of Campbell & Company, Inc.

Accordingly, the biographies of the aforementioned principals set forth on pages 22-25 are hereby amended and replaced in its entirety with the following:

G. William Andrews, born in 1972, joined Campbell & Company in April 1997 and was appointed to the Board of Directors of Campbell & Company and as Chief Executive Officer of both Campbell & Company and Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, in November 2012. Mr. Andrews is also, since November 2012, the Chief Executive Officer of The Campbell Multi-Strategy Trust, a registered investment company and Director of Campbell Financial Services, Inc., an SEC-registered broker-dealer and FINRA member. Since March 2010, Mr. Andrews has served on the firm’s Investment Committee. Mr. Andrews served as Co-Director of Research since November 2011 until October 2012; Chief Operating Officer from January 2010 to May 2012; Vice President: Director of Operations from April 2007 to January 2010; Vice President: Director of Research Operations from March 2006 to April 2007 and Research Assistant from March 2005 to February 2006. He has also served as the Vice President and Chief Operating Officer of Campbell & Company Investment Adviser LLC and The Campbell Multi-Strategy Trust from March 2010 to June 2012. Mr. Andrews holds an M.B.A. in Finance from Loyola College in Maryland and a Bachelor of Social Science from Waikato University, New Zealand. Mr. Andrews became listed as a Principal of Campbell & Company and Campbell & Company Investment Adviser LLC effective June 21, 2006 and March 29, 2010, respectively.

D. Keith Campbell, born in 1942, has served as Chairman of the Board of Directors of Campbell & Company since it began operations in January 1972, was President until January 1994, and was Chief Executive Officer until January 1998. Mr. Campbell is the majority voting stockholder of Campbell & Company. Mr. Campbell has acted as a commodity trading advisor since January 1972 when, as general partner of the Campbell Fund, a limited partnership engaged in commodity futures trading, he assumed sole responsibility for trading decisions made on its behalf. Since then, he has applied various technical trading models to numerous discretionary futures trading accounts. Mr. Campbell is registered with the CFTC and NFA as a commodity pool operator. Mr. Campbell became listed as a Principal of Campbell & Company effective September 29, 1978 and as a NFA Associate Member and Associated Person effective September 29, 1997 and October 29, 1997, respectively. Mr. Campbell became listed as a Principal of Campbell & Company Investment Adviser LLC effective July 9, 2008. Mr. Campbell became listed as a Principal of his Commodity Pool Operator effective March 10, 1975.

Gregory T. Donovan, born in 1972, joined Campbell & Company in October 2006 and has served as Chief Financial Officer and Treasurer of Campbell & Company, Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser and The Campbell Multi-Strategy Trust, a registered investment company, since July 2008. Mr. Donovan is also, since April 2007, Treasurer and Assistant Secretary of both Campbell & Company Investment Adviser LLC and The Campbell Multi-Strategy Trust. Since October 2009 he has also served as the Vice President, Chief Financial Officer and Treasurer of Campbell Financial Services, Inc., an SEC registered broker-dealer and FINRA member; and as Treasurer of Campbell & Company International Bahamas Limited, an international business company incorporated in The Bahamas, which invests in international investment opportunities; since May 2010. Mr. Donovan formerly served as the Senior Vice President of Accounting and Finance from October 2006 to July 2008. From November 2003 to October 2006, Mr. Donovan was employed by Huron Consulting Services, a management consulting firm, serving as Director in the Financial and Economic Consulting Practice. Mr. Donovan is a C.P.A. and has a B.S. in Business Administration with concentrations in Accounting and Management from Castleton State College and holds a M.S. in Finance from the University of Baltimore. Mr. Donovan became listed as a Principal of Campbell & Company effective May 9, 2007 and registered as a NFA Associate Member and Associated Person effective July 2, 2007 and July 5, 2007, respectively. Mr. Donovan became listed as a Principal of Campbell & Company Investment Adviser LLC effective May 16, 2007.

Michael S. Harris, born in 1975, has been employed by Campbell & Company since July 2000, and was appointed to the Board of Directors of Campbell & Company and as President of both Campbell & Company and Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, in November 2012. Mr. Harris has also been appointed, since November 2012, as President of The Campbell Multi-Strategy Trust, a registered investment company, and as Director of Campbell Financial Services, Inc., an SEC- registered broker-dealer FINRA member. Since March 2010, Mr. Harris has served on the firm’s Investment Committee. Mr. Harris served as Vice President and Director of Trading since June 2006 to October 2012 and as Deputy Manager of Trading from September 2004 to May 2012. Mr. Harris holds a B.A. in Economics and Japanese Studies from Gettysburg College. He also spent time studying abroad at Kansai Gaidai University in Osaka, Japan. Mr. Harris became registered as a NFA Associated Member and Associated Person effective August 19, 2000 and September 21, 2000, respectively; and listed as a Principal of Campbell & Company and Campbell & Company Investment Adviser LLC effective June 15, 2006 and November 13, 2012, respectively.

Dr. Xiaohua Hu, born in 1963, joined Campbell & Company in April 1994 and was appointed as Director of Research of both Campbell & Company and Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, in November 2012. Dr. Hu formerly served as the Co-Director of Research from November 2011 to October 2012. Since he joined the firm Dr. Hu has had a major role in the ongoing research and development of Campbell & Company’s trading systems. In March 2010, Dr. Hu was appointed to the firm’s Investment Committee. As Director of Research he is responsible for the management of the research and investment process at the firm.  Dr. Hu holds a B.A. in Manufacturing Engineering from Changsha Institute of Technology in China. He went on to receive a Ph.D. in Systems and Information Engineering from the Toyohashi University of Technology, in Japan. During his studies at Toyohashi, Dr. Hu was also a Visiting Researcher in Computer Science and Operations Research and published several refereed papers in the Journal of Society of Instrument and Control Engineers of Japan. Dr. Hu was listed as a Principal of Campbell & Company from February 1998 to December 2001. Dr. Hu again became listed as a Principal of Campbell & Company and Campbell & Company Investment Adviser LLC effective April 7, 2010 and November 14, 2012 respectively.

Thomas P. Lloyd, born in 1959, joined Campbell & Company in September 2005 as General Counsel and Executive Vice President-Legal and Compliance. In this capacity, he is involved in all aspects of legal affairs, compliance and regulatory oversight. Since April 2007, Mr. Lloyd has also overseen Campbell & Company’s fund administration function. Mr. Lloyd was appointed Secretary of Campbell & Company in October 2011 and as Director of the Board of Directors in November 2012. Mr. Lloyd is also, since September 2005, the Secretary, Chief Compliance Officer and Assistant Treasurer of both Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, and The Campbell Multi-Strategy Trust, a registered investment company, and since May 2010, as Secretary of Campbell & Company International Bahamas Limited, an international business company incorporated in The Bahamas which invests in international investment opportunities. Since October 2009, Mr. Lloyd has served as a Director, Vice President, Chief Compliance Officer and Secretary and since November 2012 he was appointed President of Campbell Financial Services, Inc., an SEC- registered broker-dealer and FINRA member. From July 1999 to September 2005, Mr. Lloyd was employed by Deutsche Bank Securities Inc. ("DBSI"), a broker/dealer subsidiary of a global investment bank, in several positions, including Managing Director and head of the legal group for Deutsche Bank Alex. Brown, the Private Client Division of DBSI. Mr. Lloyd holds a B.A. in Economics from the University of Maryland, and a J.D. from the University of Baltimore School of Law. Mr. Lloyd is a member of the Bars of the State of Maryland and the United States Supreme Court. Mr. Lloyd became listed as a Principal of Campbell & Company and Campbell & Company Investment Adviser LLC effective October 20, 2005 and December 12, 2005, respectively. Mr. Lloyd became registered as an Associated Person and NFA Associate Member of Campbell & Company effective August 30, 2010.

Robert W. McBride, born in 1970, has been employed by Campbell & Company since January 2004 and was appointed Director - Software Development and Research Operations of Campbell & Company and Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser since May 2010 and November 2012 respectively. He formerly served as Director Research Operations and Trade Operations from January 2010 to May 2010, Research Operations - Code Management Manager from March 2006 to January 2010, and Research Programmer from January 2004 to March 2006. Mr. McBride holds a Master's of Science in Computer Science from South Dakota Schools of Mines and Technology and a Bachelor of Science in Computer Science from Minnesota State University Mankato. Mr. McBride became listed as a Principal of Campbell & Company and Campbell & Company Investment Adviser LLC effective May 25, 2010 and November 14, 2012, respectively.

Steven A. Schneider, born in 1961, joined Campbell & Company in April 2012 as Chief Administrative Officer, with primary responsibility for the finance and human resources functions and was appointed to the Board of Directors in November 2012. Mr. Schneider is also, since April 2012, Chief Administrative Officer of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, and has served as in this same capacity for The Campbell Multi-Strategy Trust, a registered investment company, since June 2012. From February 2011 to March 2012, Mr. Schneider was the Chief Financial Officer of Ironwood Global LLC, a distressed mortgage acquisition company, where he was responsible for the finance and operations of the firm. From December 2009 to March 2012, Mr. Schneider also served as Executive Vice President of Cenosystems Inc., a financial services and technology consulting firm, where he was responsible for the firm’s marketing strategy and provided clients with critical business analysis and advice. From September 2008 to December 2009, Mr. Schneider was Chief Financial Officer of the Global Wealth Management Banking and Direct Investment Division of Bank of America/Merrill Lynch, where he led all financial aspects of the division. From April 2006 to August 2008, Mr. Schneider served as Chief Operating Officer of Utendahl Capital Management, LP, a fixed-income investment firm, where he was responsible for finance, compliance, legal, risk-management, information technology and human resource functions. Mr. Schneider holds an MBA in International Finance and Strategic Policy from the University of Chicago, and a B.S. in Corporate Finance from the University of Arizona. Mr. Schneider became listed as a Principal of both Campbell & Company and Campbell & Company Investment Adviser LLC effective April 20, 2012.

Tracy Wills-Zapata, born in 1971, joined Campbell & Company in February 2006 and has served as Managing Director – Business Development since January 2007 and was Managing Director of Institutional Business Development from February 2006 to January 2007. Ms. Wills-Zapata is also, since December 2008, Vice President of both Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, and The Campbell Multi-Strategy Trust, a registered investment company. Since October 2009, Ms. Wills-Zapata has served as a Director and Vice President of Campbell Financial Services, Inc., a registered broker-dealer with the SEC and FINRA member, and in this capacity, Ms. Wills-Zapata oversees the marketing activities of the firm. Ms. Wills-Zapata is currently a member of the Board of Directors and a Member of the Executive Committee for the Managed Funds Association. Ms. Wills-Zapata became registered with the NFA as an Associate Member and Associated Person effective March 27, 2006 and listed as a Principal of Campbell & Company effective July 21, 2008. Ms. Wills-Zapata became listed as a Principal and registered as a NFA Associated Person a NFA Associate Member of Campbell & Company Investment Adviser LLC effective February 18, 2009.

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

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CAMPBELL & COMPANY, INC.

General Partner